Exhibit 10.25

November 6, 2013

June Bower

Dear June:

I am pleased to offer you employment in the position of Chief Marketing Officer at iPass Inc. (“iPass” or the “Company”), reporting to me, under the terms set forth in this letter. Your first date of employment will be November 25, 2013. Your initial base salary will be $11,250.00, paid semi-monthly, plus benefits, including the option of participating in our 401(k) Plan. If annualized, this base salary amount equals $270,000.00. As an exempt employee, you will not be eligible for overtime compensation.

In addition, you will be eligible to earn a target annual bonus of $140,000.00 paid on a quarterly basis consistent with the executive management bonus plan. Bonuses are only considered earned if the participant is an employee of iPass in good standing on the last day of the fiscal quarter and has successfully completed the quarterly objectives. If you leave the Company for any reason during the quarter, no pro-rata bonus shall be earned. The Company shall have the sole discretion to determine if you have met all of the requirements for earning a bonus (including completion of the applicable objectives) and, if so, the amount of the bonus payment. If earned, the bonus payments generally will be paid within forty-five (45) days following the end of the Company’s fiscal quarter to allow the Company time to determine bonus calculations. Assuming your employment with iPass starts on November 25, 2013, for the quarter ending December 31, 2013, you will be paid 100% of your quarterly bonus opportunity (pro-rated from the date of hire). Any bonus provided to you will be subject to standard deductions and withholdings.

Further, subject to the approval of the Board of Directors of iPass (the "Board"), you will be granted an option to purchase 360,000 shares of iPass’ common stock, subject to a four-year vesting schedule, at a purchase price equal to the fair market value of the stock as of the date of grant (as determined by the Board) under the iPass 2003 Equity Incentive Plan (the "Plan"). The option will be governed by the terms of the Plan and your stock option agreement. The Company will also issue to you a Restricted Stock Award (“RSA”) consisting of 80,000 shares of restricted stock in the Company which will vest as set forth in the governing RSA Agreement.

iPass offers its employees health, dental, vision, life, AD&D, and short term and long term disability insurance, and you will be eligible to participate in these benefit plans in accordance with the terms and conditions of the applicable plan documents. The health and dental plans provide you with several options regarding your care. Please read the enclosed information about the health and dental plan options available to you. You may call Mike Badgis with any questions about health insurance or any other iPass benefits at (650) 232-4130. iPass may modify your position, duties, reporting relationship, office location, and compensation and benefits from time to time in its discretion.

In addition, in the position of Chief Marketing Officer, you will be eligible to become a "Tier 1 Participant" under the Company's Executive Corporate Transaction and Severance Benefit Plan (the "Executive Severance Plan"), which provides specified severance benefits to certain eligible executive employees of the Company in the event of qualifying employment terminations, pursuant to the terms and conditions of the Executive Severance Plan.  The Executive Severance Plan material will be provided to you separately.

This offer is contingent upon the successful results of background and reference checks, your execution of and compliance with the Company’s Employee Confidentiality and Inventions Assignment Agreement (attached hereto as Exhibit A) and satisfactory proof of your right to work in the United States.  You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. In addition, as a condition of your employment, you will be required to abide by the Company’s policies and procedures, including but not limited to the policies set forth in the Company’s Employee Handbook, as may be in effect from time to time. Employment with iPass is at the will of each party, is not for a specific term and can be terminated by you or by the Company at any time, with or without cause and with or without advance notice.

This letter, along with your Employee Confidentiality and Inventions Assignment Agreement, is the entire agreement between you and iPass concerning your employment terms, and it supersedes any other agreements or promises made to you by anyone, whether written or oral. The terms of this letter cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion herein) unless such changes are in writing and signed by an authorized representative of iPass. This offer is valid until Friday, November 8, 2013 at 5:00 pm, at which time it will expire if you have not returned this fully signed letter to the Company.

Please signify your acceptance of employment with the Company under the terms provided in this letter by signing and dating below and returning this offer letter to Mike Badgis at fax number (650) 232-0232 or by email at mbadgis@ipass.com.

June, your acceptance of our offer represents a unique opportunity for us both to grow and succeed. We all want to thank you in advance for your faith in us, and for the commitment you have made to our common vision.
Finally, we all look forward to working and building iPass with you!

Welcome aboard,	Understood And Accepted

/s/ Evan L. Kaplan	/s/ June Bower
Evan L. Kaplan	June Bower
President & CEO
November 8, 2013
Date

Exhibit A - Employee Confidentiality and Inventions Assignment Agreement

2.

Vesting Structure for Restricted Stock Awards

The Restricted Stock Award grant shall vest in full on December 31, 2017 with respect to any Awards not then vested, provided that the recipient remains in continuous service with the Company on such date. The vesting of the Awards shall be subject to accelerated vesting as follows, so long as the applicable recipient remains in continuous service with the Company on the applicable accelerated vesting date:

➢
25% of the shares shall vest on the date two (2) business days after the Company has released to the public that the Company has achieved $88 million ($22 million of quarterly OM revenue) or more of Open Mobile annual run rate revenue in a calendar quarter.

➢
25% of the shares shall vest on the date two (2) business days after the Company has released to the public that the Company has achieved $100 million ($25 million of quarterly OM revenue) or more of Open Mobile annual run rate revenue in a calendar quarter.

➢
25% of the shares shall vest on the date two (2) business days after the Company has released to the public that the Company has achieved $112 million ($28 million of quarterly OM revenue) or more of Open Mobile annual run rate revenue in a calendar quarter.

➢
25% of the shares shall vest on the date two (2) business days after the Company has released to the public that the Company has achieved $124 million ($31 million of quarterly OM revenue) or more of Open Mobile annual run rate revenue in a calendar quarter.

For the purposes hereof, Open Mobile revenue includes OM network and platform and Open Mobile Exchange.

3.